EXHIBIT 5.1

                   , 2004

Intelsat, Ltd.
North Tower, 2nd Floor
90 Pitts Bay Road
Pembroke HM 08
Bermuda

Dear Sirs:

Intelsat, Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form F-1 (Registration No. 333-                   ), as amended filed with the U.S. Securities and Exchange Commission (the “Commission”) on                    , 2004 (the “Registration Statement,” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Act”) of an aggregate of                     ordinary shares, par value US$3.00 per share, of the Company, of which                     are being offered by the Company and                     are being offered by certain selling shareholders of the Company (the “Selling Shareholders”), together with an additional                     ordinary shares, par value US$3.00 per share, of the Company, subject to an over-allotment option granted to the underwriters by the Company and the Selling Shareholders (together, the “Ordinary Shares”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement and a copy of the underwriting agreement by and among the Company, the underwriters named therein and the Selling Shareholders dated                    , 2004 (the “Underwriting Agreement,” which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto). We have also reviewed: (a) the memorandum of association of the Company (the “Company’s MOA”), the bye-laws of the Company and the register of members of the Company (the “Certified Register”), each certified by an Assistant Secretary of the Company on                    , 2004, (b) a copy of unanimous written resolutions of the sole shareholder of the Company dated July 17, 2001 and a copy of resolutions passed at a special meeting of the shareholders of the Company held on June 4, 2002, each certified by an Assistant Secretary of the Company on                    , 2004 (together, the “Shareholder Resolutions”), (c) a copy of resolutions passed by unanimous written consent of the board of directors of the Company dated July 17, 2001 and dated                    , 2004 and a copy of resolutions passed by the board of directors of the Company at meetings of the board of directors held on April 17 and 18, 2002 and [                   , 2004], each certified by an Assistant Secretary of the Company on                    , 2004 (the “Board Resolutions,” together with the Shareholder Resolutions, the “Resolutions”), (d) a copy of minutes of meetings of the board of

Intelsat, Ltd.
                   , 2004

directors of the Company held on January 30 and 31, 2004 certified by an Assistant Secretary of the Company on                    , 2004 (the “Board Minutes”), (e) a copy of minutes of a meeting of the Pricing Committee of the board of directors of the Company (the “Pricing Committee”) held on                    , 2004 certified by the chairman of the Pricing Committee on                    , 2004 (the “Committee Minutes,” together with the Board Minutes, the “Minutes”), (f) a letter from the Bermuda Monetary Authority (the “BMA”) whereby the BMA has granted certain permissions for the issue and subsequent transfer of the Ordinary Shares (subject to certain conditions expressed therein) (the “BMA Consent”) and (g) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) that the Company will receive consideration for each Ordinary Share when issued of not less than the par value thereof; (d) that the Company will have sufficient authorised capital to effect the issuance of each Ordinary Share when issued; (e) that the Company will comply, to the extent applicable, with the requirements of Part III of the Companies Act 1981, as amended; (f) that at the time of the issuance of the Ordinary Shares and at any time thereafter, the BMA will not have revoked or amended its consent with respect to the issuance of the Ordinary Shares; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (h) the accuracy and completeness of all factual representations made in the Registration Statement, the Underwriting Agreement and the other documents reviewed by us; and (i) that all of the Resolutions and all of the resolutions contained in the Minutes were duly adopted and approved in the form reviewed by us and in accordance with the Company’s MOA and bye-laws and remain in full force and effect and have not been rescinded, amended or supplemented.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.

On the basis of and subject to the foregoing, we are of the opinion that: (a) based solely upon a review of the Certified Register, the Ordinary Shares being offered by the Selling Shareholders have been validly issued and are fully paid and non-assessable (which term shall mean herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares); and (b) when the Registration Statement has become effective under the Act and the Ordinary Shares being offered by the Company have become duly issued, sold and paid for pursuant to the Resolutions, the Minutes and the Underwriting Agreement and as contemplated by the Registration Statement, the Ordinary Shares being offered by the Company will be validly issued, fully paid and non-assessable.

Intelsat, Ltd.
                   , 2004

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the sections headed “Bermuda Taxation of Holders” and “Validity of the Ordinary Shares”. In giving this consent we do not admit that we are in the category of persons whose consent is required under the Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully

CONYERS DILL & PEARMAN